June 17, 2002



Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:   Netsmart Technologies, Inc.
      Commission File #:  0-21177

Gentlemen:

We have read Item 4 of Form 8-K, as amended which was filed on June 17, 2002 by Netsmart Technologies, Inc. and are in agreement with the statements made therein. We have no basis to agree or disagree with the statement made in paragraph 2 of Item 4.

Sincerely,



Eisner LLP
(formerly Richard A. Eisner & Company, LLP)